Exhibit 10.43

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between Inovio Pharmaceuticals, Inc. (“Inovio”), a Delaware corporation, with a place of business at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, PA 19462 and Niranjan Y. Sardesai, Ph.D. (“Consultant”), with a place of business at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, PA 19462. This Agreement is effective as of February 21, 2019 (the “Effective Date”).

WITNESSETH:

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

WHEREAS, the Consultant previously served as the Chief Operating Officer at Inovio and has historical knowledge of certain Inovio business and scientific matters;

WHEREAS, the Consultant previously received merit award equity compensation under and pursuant to the terms of the Company’s Amended and Restated 2007 Omnibus Incentive Plan filed as Exhibit 4.4 to the Company’s registration statement on Form S-8 filed on May 14, 2007 or the Company’s 2016 Omnibus Incentive Plan filed with the Company’s Form DEF-14A filed on March 25, 2016 (each, an “Inovio Plan”) in the form of stock options (“Stock Options”) and restricted stock units (“RSUs”);

WHEREAS, the Consultant desires to consult with Inovio;

WHEREAS, Inovio anticipates a need to consult from time to time with Consultant regarding Consultant’s historical knowledge and experience that may be useful in planning future activities;

WHEREAS, Contractor is the Chief Executive Officer and President of GENEOS Therapeutics, Inc., a Delaware corporation (“GENEOS”);

WHEREAS, GENEOS is a former subsidiary of Inovio that was spun-out as an independent entity with its own development mission for immunotherapeutic products based on an exclusive license from Inovio pursuant to that certain Amended and Restated License and Services Agreement, dated as of February 1, 2018, between GENEOS and Inovio, as amended on February 20, 2019 (the “License Agreement”); and

WHEREAS, the Consultant is a full-time employee of GENEOS and has fiduciary responsibilities to GENEOS’ investors.

NOW THEREFORE, for valuable consideration, it is agreed by the parties as follows:

1.Term.

1.1.    Term of Consultant Services. The respective duties and obligations of the contracting parties shall be commence on the Effective Date and end on April 1, 2021 (“Consulting Period”), unless terminated as provided herein.

1.2.    Termination. Inovio may terminate this Agreement, with or without cause, upon thirty (30) days prior written notice to Consultant. Consultant may terminate this Agreement with or without cause, upon thirty (30) days prior written notice to Inovio.

1.3.    Survival. The rights and obligations contained in this Agreement shall survive the termination this Agreement.

2.Services. From time to time during the Consulting Period, Inovio may request that Consultant provide certain consulting services related to historical knowledge transfer for Inovio internal development programs and historical information on prior business relationships with external parties, excluding any knowledge or information related to GENEOS’s business. Subject to Consultant’s obligations to GENEOS, Consultant shall make himself reasonably available to perform such consulting services throughout the Consulting Period and shall be reasonably available to meet with the Client at its offices or otherwise. Notwithstanding the foregoing, Consultant shall not be obligated to perform consulting services for Inovio to the extent that such services conflict or interfere with Consultant’s obligations to GENEOS.

3.Compensation. For satisfactory performance of the consulting services, Consultant shall (a) continue to vest his previously awarded equity compensation in the form of the Stock Options and RSUs listed in Appendix A that are currently scheduled to vest in March 2019, March 2020, and March 2021; and (b) be eligible to exercise stock options and restricted stock units that previously vested on or before the Effective Date of this Agreement. All matters of vesting and exercisability of Consultant’s Stock Options and RSUs shall be as governed by the terms of the applicable Inovio Plan and Option Document.

4.Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of Services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by Inovio. In addition, Inovio does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

5.Tax Treatment. Consultant and Inovio agree that Inovio will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor he is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant. Inovio will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Inovio for the payment of any social security, federal, state or any other employee payroll taxes.

6.Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Inovio all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, or to which Consultant contributes, in connection with Consultant’s services provided pursuant to this Agreement, including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto (the “Work Product”). Consultant agrees that any and all Work Product shall be and remain the property of Inovio. Consultant will immediately disclose to Inovio all Work Product. Consultant agrees to execute, at Inovio’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason (other than Consultant’s challenging whether the development, invention, idea, or know-how constitutes a “Work Product”), execute such documents within a reasonable time of Inovio’s request, Consultant hereby irrevocably appoints Inovio as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Inovio’s ownership of the rights embodied in the Work Product. Subject to Consultant’s obligations to GENEOS, Consultant further agrees to assist Inovio in every proper way to enforce Inovio’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Inovio may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Inovio’s rights relating to the Work Product. Notwithstanding the foregoing, any Work Product created in the GENEOS Field (as defined in the License Agreement) shall inure to the benefit of GENEOS pursuant to the terms of the License Agreement. Nothing in this Agreement is intended or shall be construed to modify the terms of the License Agreement. In addition, notwithstanding anything therein to the contrary, this Agreement will not be deemed to require assignment of any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that either (i) relate to GENEOS’s actual or anticipated business, research or development, (ii) result from or are connected with work performed by Consultant for GENEOS, or (iii) use GENEOS’s trade secrets or confidential or proprietary information.

7.Representations and Warranties. Consultant is not authorized to represent that he is an agent, employee, or legal representative of Inovio. Consultant is not authorized to make any representation, contract, or commitment on behalf of Inovio or incur any liabilities or obligations of any kind in the name of or on behalf of Inovio. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments.

8.Independent Contractor Relationship. Consultant is an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Inovio may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Neither party shall have nor represent that it has, any power, right or authority to bind the other party, or to assume or create any obligation on behalf of the other party.

9.Confidential Information. In performing the Services, Consultant may have access to valuable proprietary information belonging to Inovio (“Confidential Information”). Consultant acknowledges he may have access to such Confidential Information.

9.1.    Confidential Information includes but is not limited to the terms and conditions of this Agreement, business and technical information and data, whether communicated in oral, written, graphic, physical or electronic form, as well as information or data generated or derived from the consulting services rendered pursuant to this Agreement. Consultant agrees to hold Inovio’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Inovio’s Confidential Information for any purpose other than in furtherance of this Agreement.

9.2.    Exclusions. The term Confidential Information as used in this Agreement shall not include any information:

(a)    which was in the public domain at the time of disclosure by Inovio to the Consultant;

(b)    which is published or otherwise comes into the public domain after its disclosure to the Consultant through no violation of this Agreement by the Consultant;

(c)    which is disclosed to the Consultant by a third party not under an obligation of confidence;

(d)    which is already known by the Consultant at the time of its disclosure to the Consultant by Inovio as evidenced by written documentation of the Consultant existing prior to such disclosure;

(e)    which is independently developed by the Consultant through persons who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of Inovio, as evidenced by written documentation of the Consultant; or

(f)    which is required to be disclosed by any law or governmental regulation or produced under order of a court of competent jurisdiction; provided, however, that the Consultant provide Inovio prompt written notice of such request or order and Inovio is provided with an opportunity to attempt to limit such disclosure.

9.3.    Confidentiality Obligation. For five (5) years following each disclosure of Confidential Information, the Consultant shall not disclose the Confidential Information to any third party and shall use the Confidential Information only for the purpose of performing the Service.

10.Authorization. Consultant represents that Consultant is legally authorized to enter into this Agreement and to perform the consulting services contracted for under this Agreement, and that such services will conform to all applicable laws and regulations.

11.	Data Privacy & Protection.

11.1.    Compliance with Data Protection Law. Consultant shall provide the services under the Agreement in accordance with Data Protection Laws.

11.2.    Description of processing. The processing of personal data shall be for the duration of the Agreement, for the purpose of providing the services under the Agreement, and include categories of personal data such as pseudonymous data concerning health for data subjects.

11.3.	Processing Terms. When processing personal data on behalf of Inovio, Consultant shall:

(a)    only process personal data on Inovio’s written instructions unless required otherwise by applicable law;

(b)    immediately inform Inovio by emailing DPO@inovio.com if Consultant is of the opinion that an instruction of Inovio regarding processing personal data infringes Data Protection Law;

(c)    ensure that all Consultant personnel, subcontractors and agents who have access to personal data are subject to obligations no less restrictive than those under the Agreement, including as amended by this Amendment;

(d)    be generally authorized to use subcontractors provided that Consultant shall remain fully liable for any of its subcontractors, and in addition shall use reasonable endeavors to notify Inovio of any changes to its subcontractors and take into account any reasonable objections of Inovio in relation to such changes. To the extent that Consultant fails to take into account such reasonable objections, Inovio shall have the right to terminate the relevant Agreement without financial penalty;

(e)    implement and maintain technical and organizational measures designed to prevent a personal data breach and that meet or exceed industry standards, and in the event of an actual or reasonably suspected personal data breach, Consultant shall notify Inovio by emailing DPO@inovio.com without undue delay (and in any event within 24 hours) and, at its sole cost and expense, undertake all remediation efforts necessary to rectify and prevent a recurrence of the personal data breach;

(f)    promptly notify Inovio by emailing DPO@inovio.com, without undue delay, and in any event within 24 hours, of any request:

11.3.f.1.	for information from or complaint by a data protection authority in relation to personal data that Consultant processes for the purpose of providing the services under the Agreement; and

11.3.f.2.	to Consultant by a data subject to exercise rights under Data Protection Law such as to access, rectify, amend, correct, share, delete or cease processing his or her personal data;

(g)    provide all assistance to Inovio as reasonably necessary for Inovio to meet its obligations under Data Protection Law (including, in responding to requests from data subjects exercising their rights under Data Protection Law, conducting data protection impact assessments and consulting with competent authorities);

(h)    at the choice of Inovio, promptly delete or return all personal data on Inovio’s request or the termination of any Agreement unless required otherwise by applicable law;

(i)    upon Inovio’s request, make available information reasonably necessary to demonstrate compliance with this Amendment, and allow for Inovio or another auditor mandated by Inovio to audit compliance with this Amendment; and

(j)    enter into any supplemental terms and/or put in place any additional controls necessary to enable Inovio to comply with Data Protection Law, including without limitation by executing a version of a model contract deemed by the European Commission to offer sufficient data protection safeguards in relation to the transfer of personal data out of the European Economic Area or similar mechanism to the extent reasonably necessary to comply with Data Protection Law.

11.4.    Interpretation. In this Amendment: (i) “Data Protection Law” means, all applicable laws, rules and regulations relating to privacy and data protection; and (ii) “data subject”, “personal data”, “personal data breach” and “processing” will be construed in accordance with the EU General Data Protection Regulation 2016/679.

12.Processing of Personal Data of Consultant. Inovio will process Consultant’s personal information for purposes of fulfilling its contractual obligations under this Agreement. Additionally, Inovio may process Consultant’s personal information such as Consultant’s name, contact information, and professional credentials for purposes of (1) complying with regulatory obligations;(2) compliance with policies and internal procedures; and (3) to invite Consultant to participate in other programs in the future. Inovio’s legal basis to process Consultant’s personal data includes processing that is necessary for Inovio’s legitimate interests, including those described above, necessary for the performance of the contract between Inovio and Consultant; and necessary for compliance with Inovio’s legal and regulatory obligations. Consultant’s personal data will be retained for as long as reasonably necessary, in accordance with applicable laws.

Inovio maintains reasonable security measures to safeguard personal data from loss, interference, misuse, unauthorized access, disclosure, alteration or destruction. Inovio also maintains reasonable procedures to help ensure that such data is reliable for its intended use and is accurate, complete, and current. Additionally, Inovio takes appropriate steps to ensure that its personnel and third-party vendors, with whom Consultant’s data may be shared, are bound to duties of confidentiality.

Consultant may be entitled, in accordance with applicable law, to object to or request restriction of processing of Consultant’s personal data, and to request access to, rectification, erasure, and portability of Consultant’s personal data. Requests should be submitted in writing to DPO@inovio.com.

If Consultant is aware of changes or inaccuracies in Consultant’s personal data, Consultant should inform Inovio of such changes so that Consultant’s personal data may be updated or corrected.

Regardless of any other provisions in this section, Inovio may disclose or otherwise process personal data in the context of any sale or transaction involving all or a portion of the business, or as may be required or permitted by law or required for the purposes of any regulatory audit to which Inovio may be subject from time to time.

Consultant can raise any issues regarding the processing of Consultant’s personal data by contacting DPO@inovio.com.

13.No Conflict of Interest. During the Consulting Period, Consultant will not accept work, enter into a contract, or accept an obligation from any third party that interferes or undermines the ability of Consultant to perform the consulting services under this Agreement (a “Conflict of Interest”). Consultant agrees to indemnify Inovio from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party. Each party agrees that Consultant’s work for GENEOS will not constitute a Conflict of Interest.

14.Noninterference with Business. Consultant agrees to comply with the “Nonsolicitation of Employees” section of the License Agreement.

15.Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Inovio’s prior written consent. Inovio may assign this Agreement.

16.Notices. Any notice required or permitted by this Agreement shall be in writing and Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

17.Governing Law; Exclusive Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provisions.

18.Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.Dispute Resolution. In the event that a party asserts a claim arising out of or relating to this contract or the alleged breach thereof, the party asserting the claim may, at its option, initiate either litigation or arbitration to resolve the claim, and the other party agrees to abide by the decision of the claimant in this regard.

20.Agreement Non-Exclusive for Consultant. This Agreement shall in no way limit or restrict Consultant from entering into any other or similar agreements with any other businesses or individuals, barring any Conflict of Interest as prohibited herein.

21.Remedies for Default. In addition to all other remedies provided for this Agreement, if either party defaults under this Agreement, the other party shall be entitled to all of its damages and losses (except as specifically limited herein) due to said default, including reasonable attorney’s fees, other fees and court costs.

22.Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The recitals shall be a part of this Agreement. The terms of this Agreement will govern all services undertaken by Consultant for Inovio. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing. Except to the extent expressly accepted in writing by Inovio, Inovio hereby rejects any different or additional terms and conditions proposed by Consultant or those contained in any acknowledgement, invoice, proposal, or other form from Consultant, notwithstanding Inovio’s acceptance or payment for any services or any other similar act of Inovio.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Inovio Pharmaceuticals, Inc.
By: /s/ J. Joseph Kim

Name: J. Joseph Kim, Ph.D.
Title: President and CEO
Date: February 21, 2019

Niranjan Y. Sardesai, Ph.D.
By: /s/ Niranjan Y. Sardesai
Name: Niranjan Y. Sardesai, Ph.D.
Title: Consultant
Date: February 21, 2019

Appendix A

Year	No. of Stock Options	No. of RSUs
Vesting March 2019	73,500	73,000
Vesting March 2020	56,625	48,000
Vesting March 2021	31,625	27,566